KOHL'S CORPORATION REPORTS FEBRUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - March 4, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended February 27, 2010 increased 7.8 percent over the four-week month ended February 28, 2009. On a comparable store basis, sales increased 3.7 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our February sales results reflect continued consistency as all lines of business once again achieved positive comparable store sales increases. Transactions per store remain strong, driving our performance as we continue to focus on gaining market share."

From a regional perspective, the West and Southeast regions led the company. From a line-of-business perspective, Home and Accessories reported the strongest comparable store sales increases.

	Fiscal Period Ended		% Change
	Feb. 27,	Feb 28,	All	Comp
	2010	2009	Stores	Stores
($ in millions)
Month, Quarter-to-Date and Year-to-Date	$ 1,084	$ 1,006	7.8%	3.7%

As of February 27, 2010, the Company operated 1,058 stores in 49 states, compared to 1,004 in 48 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, March 4, until 8:30 PM EST on Friday, March 5. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of March, Kohl's will operate 1,067 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464